Ex99.i(4)

BINGHAM MCCUTCHEN LLP

150 FEDERAL STREET

BOSTON, MASSACHUSETTS 02110

December 21, 2007

CRM Mutual Fund Trust

c/o PFPC Inc.

103 Bellevue Parkway

Wilmington, DE 19809

Ladies and Gentlemen:

We have acted as counsel to CRM Mutual Fund Trust, a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment Number 8 to the Trust’s Registration Statement on Form N-1A filed with the Securities and Exchange Commission on or about December 21, 2007 (the “Registration Statement”), with respect to Investor Shares and Institutional Shares of CRM 130/30 Value Fund, each a portfolio of the Trust. You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with this opinion, we have examined the following documents:

(a)	a printer’s proof, received on December 18, 2007, of the Registration Statement;

(b)	a certificate of the Secretary of State of the State of Delaware as to the existence of the Trust;

(c)	a copy of the Certificate of Trust of the Trust duly certified by the Secretary of State of the State of Delaware (the “Certificate of Trust”); and

(d)	a certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration of Trust (the “Declaration”), the Trust’s By-Laws (the “By-Laws”) and certain resolutions of the Trustees of the Trust authorizing the issuance of Investor Shares and Institutional Shares of CRM 130/30 Value Fund (the “Resolutions”).

CRM Mutual Fund Trust

December 21, 2007

- page 2

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange commission will be in substantially the form of the printer’s proof referred to in paragraph (a) above. We have also assumed for the purposes of this opinion that the Declaration, the Certificate of Trust and the Resolutions will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of Investor Shares and Institutional Shares of CRM 130/30 Value Fund.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Investor Shares and Institutional Shares of CRM 130/30 Value Fund, when issued and sold in accordance with the Registration Statement and the Declaration, will be validly issued, fully paid and non-assessable.

CRM Mutual Fund Trust

December 21, 2007

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This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP BINGHAM McCUTCHEN LLP